Exhibit 99.1

NetApp Announces Changes to Board of Directors

SUNNYVALE, Calif. — April 7, 2014— NetApp, Inc. [NTAP], a global leader in providing storage and data management solutions, today announced several changes to its board of directors.

After a twenty-year career at NetApp, where he served previously as CEO and currently as chairman of the board, Dan Warmenhoven has decided to retire from his position and will not seek re-election. Warmenhoven will serve out his current term on the board until the Company’s Annual Meeting of Stockholders in September 2014. Tom Georgens, CEO of NetApp, has been elected chairman of the board and assumes the associated duties effective immediately.

“I want to express my deep appreciation for Dan’s many contributions as chairman of the board at NetApp,” said Georgens. “Dan’s extensive experience has been instrumental to our ongoing efforts to deliver enhanced value to our shareholders. His leadership, commitment and guidance will be missed and I wish him well in his future endeavors.”

“I have greatly appreciated and enjoyed my time leading this board for NetApp,” said Warmenhoven. “During the past twenty years with NetApp, I am always amazed at the drive and dedication of this organization to continue to build a model company and deliver innovative outcomes to partners, customers and shareholders. I look forward to following NetApp’s success well into the future.”

Additionally, Nicholas Moore, lead independent director has announced his intention to retire from the board and will not seek re-election. Michael Nevens will become lead independent director, effective immediately. Moore will serve out his current term on the board until the Company’s Annual Meeting of Stockholders in September 2014, and will facilitate the transition of lead independent director duties to Nevens.

“I would like to thank Nick for his invaluable contributions during his twelve years of service as a member of the NetApp board and our lead independent director,” said Georgens. “His dedication and leadership will be missed and we wish him well. I also appreciate Mike’s willingness to increase his responsibilities on the board as our new lead independent director.”

“I have greatly enjoyed my time with NetApp in service to the Company and its shareholders,” said Moore. “This is an appropriate time for me to make this transition and I am confident that Mike will bring wisdom, discipline and value to the board and the company.”

Nevens was appointed to the NetApp board in December 2009. He serves as a senior advisor to Permira, an international private equity fund. He also serves on the board of directors of Altera and Ciena Corporation. Nevens serves on the board of trustees of the San Jose Museum of Art. He is a member of the Advisory Council of the Mendoza College of Business at the University of Notre Dame, where he has been an adjunct professor of Corporate Governance and Strategy.

About NetApp

NetApp creates innovative storage and data management solutions that deliver outstanding cost efficiency and accelerate business breakthroughs. Our commitment to living our core values and consistently being recognized as a great place to work around the world are fundamental to our long-term growth and success, as well as the success of our pathway partners and customers. Discover our passion for helping companies around the world go further, faster at www.netapp.com.

Press Contact:

Jodi Baumann

Senior Director, Global Communications

408-822-3974

xdl-uspr@netapp.com

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